Exhibit 10.9

ENGILITY CORPORATION

DEFERRED COMPENSATION PLAN II

(Effective July     , 2012)

ARTICLE I

PURPOSE AND INTENT OF THE PLAN

1. Purpose. The purpose of this Engility Corporation Deferred Compensation Plan II is to provide certain key management employees of the Company with the opportunity to elect to defer receipt of (a) a portion of their Base Salary, and (b) all or a portion of their Incentive Bonus.

2. Intent. The Plan is intended to comply with the requirements of Section 409A of the Code and shall be interpreted in a manner that is consistent with such intent. The Plan also is intended to be a top-hat plan under the Employee Retirement Income Security Act of 1974, as amended and shall be interpreted in a manner consistent with such intent.

ARTICLE II

DEFINITIONS

Unless the context indicates otherwise, the following words and phrases shall have the meanings hereinafter indicated:

Base Salary — An Eligible Employee’s annual base salary.

Beneficiary — The person or persons designated by the Participant in his or her most recent beneficiary designation made in accordance with procedures prescribed by the Company to receive any benefits payable under this Plan as a result of the Participant’s death. The Participant may change his or her Beneficiary designation at any time by making a subsequent designation in accordance with procedures prescribed by the Company. If no Beneficiary has been designated, or no designated Beneficiary survives the Participant, Beneficiary means the Participant’s estate.

Board — The Board of Directors of Engility Corporation.

Code — The Internal Revenue Code of 1986, as amended.

Committee — The committee described in Article VIII, Section 1, which administers the Plan.

Company — Engility Corporation, including its divisions and subsidiaries.

Deferral Account — The bookkeeping account maintained by the Company for each Participant which is credited with any (a) Deferred Base Salary and Deferred Incentive Bonus made on behalf of the Participant, and (b) earnings on those amounts.

Deferral Agreement — The annual agreement executed or otherwise acknowledged by an Eligible Employee under procedures prescribed by the Company under which the Eligible Employee elects to defer Base Salary and/or Incentive Bonus for a calendar year. A Deferral Agreement entered into under the Prior Plan with respect to calendar year 2012 shall be treated as a Deferral Agreement entered into under this Plan with respect to the portion of such calendar year following the Effective Date.

Deferred Base Salary — The amount of Base Salary deferred and credited to a Participant’s Deferral Account for a calendar year.

Deferred Incentive Bonus — The amount of Incentive Bonus deferred and credited to a Participant’s Deferral Account for a calendar year. If a Participant entered into a Deferral Agreement under the Prior Plan with respect to any Incentive Bonus payable with respect to calendar year 2012, the entire Deferred Incentive Bonus attributable to such Incentive Bonus will be credited to the Participant’s Deferral Account under this Plan and no portion will be credited under the Prior Plan.

Effective Date — July [—], 2012.

Eligible Employee — An employee who is subject to U.S. income taxes for a calendar year and who is eligible for an MIB award for such calendar year and whose Base Salary for a calendar year equals or exceeds the dollar amount in Code Section 414(q) shall be an Eligible Employee for such year. The Committee shall limit participation in this Plan to employees whom the Committee believes to be a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. Whether an individual is an Eligible Employee shall be determined each calendar year. In order to determine whether an employee’s Base Salary for calendar year 2012 is sufficient for such employee to be treated as an Eligible Employee, Base Salary earned from both L-3 and Engility during such calendar year will be taken into account.

Engility Employee — Each individual treated as an “Engility Employee” under the Employee Matters Agreement entered into between L-3 and the Company, including an individual treated as a “Delayed Transfer Employee” to the Company under such agreement.

Engility Ex-Employee — Each individual treated as an “Engility Ex-Employee” under the Employee Matters Agreement entered into between L-3 and the Company.

Holdings — Engility Holdings, Inc.

Incentive Bonus — The incentive bonus amount awarded to an Eligible Employee for a calendar year under the MIB.

L-3 — L-3 Communications Corporation and its divisions and subsidiaries.

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MIB — The formal or informal program of the Company under which an employee receives an annual incentive bonus.

Open Enrollment Period — The period of time during which an Eligible Employee may make an election to participate in the Plan for a calendar year as determined by the Company. The Open Enrollment Period for an Employee who is a Participant shall end no later than December 31 of the year preceding the calendar year for which the Deferral Agreement is made. The Open Enrollment Period for an employee, other than an Engility Employee who was eligible to participate in the Prior Plan immediately prior to the Effective Date, who is first eligible to participate in the Plan mid-year either because he or she is newly hired or newly promoted shall begin on the date such individual is first notified by the Company that he or she is eligible to participate and shall end 30 days after such date.

Participant — An Eligible Employee who enters into a Deferral Agreement. An Eligible Employee who enters into a Deferral Agreement shall continue to participate in this Plan until his or her Deferral Account balance has been fully distributed. In addition, each Engility Employee and Engility Ex-Employee with a Deferral Account under this Plan shall be a Participant.

Plan — This Engility Corporation Deferred Compensation Plan II.

Prior Plan — The L-3 Communications Corporation Deferred Compensation Plan II.

Section 409A Change of Control Event — A change in ownership or effective control of Holdings, or in the ownership of a substantial portion of the assets of Holdings, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

Separate from Service /Separation from Service; Separates from Service — An Eligible Employee separates from service or experiences a separation from service if he or she dies, retires, or otherwise terminates employment as defined in Treasury Regulation §1.409A-1(h).

Specified Employee — A “specified employee” as defined in Treasury Regulation § 1.409A-1(i).

Transferred Amount — With respect to an individual who was a participant in the Prior Plan on July [—], 2012, and is an Engility Employee or Engility Ex-Employee, the amount equal to his account balance under the Prior Plan on that date.

Unforeseeable Emergency —An “unforeseeable emergency” as defined in Treasury Regulation § 1.409A-3(i)(3).

U.S. Prime Rate — The U.S. prime rate as reported in the Wall Street Journal or such other source as may be designated by the Committee.

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ARTICLE III

ELECTION OF DEFERRED COMPENSATION

1. Deferral Agreement.

(a) As of the Effective Date, the Plan shall recognize and maintain all Deferral Agreements and any other elections, including, but not limited to, deferral and payment form elections, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, under the Prior Plan with respect to all Participants who are Engility Employees or Engility Ex-Employees. After the Effective Date, an Eligible Employee for a calendar year may elect to defer a portion of his or her Base Salary and/or Incentive Bonus payable for services performed during a calendar year by executing or otherwise acknowledging under procedures prescribed by the Company a Deferral Agreement during the Open Enrollment Period.

(b) An Eligible Employee’s Deferral Agreement shall be irrevocable for the calendar year for which it is made. Such Deferral Agreement shall not continue in effect for any succeeding calendar year.

(c) An individual who continues to be an Eligible Employee for a succeeding calendar year may make a new Deferral Agreement with respect to such succeeding calendar year by executing or otherwise acknowledging under procedures prescribed by the Company a new Deferral Agreement during the Open Enrollment Period for such succeeding calendar year.

(d) Notwithstanding subsection (b) above, an Eligible Employee may revoke his or her Deferral Agreement in the event of an Unforeseeable Emergency, his or her disability as defined in Treasury Regulation § 1.409A-3(j)(4)(xii), or following a financial hardship distribution pursuant to Treasury Regulation § 1.401(k)-1(d)(3) with the consent of the Company and subject to such procedures as the Company shall prescribe. If an Eligible Employee revokes his or her Deferral Agreement, then he or she may not make a new Deferral Agreement until the next Open Enrollment Period for the succeeding calendar year.

2. Amount of Deferral. An Eligible Employee may elect to defer (a) up to 50 percent of his or her Base Salary for a calendar year, and (b) up to 100 percent of his or her Incentive Bonus for a calendar year; provided, however, that to be eligible to defer all or a portion of his or her Incentive Bonus for a calendar year, the Incentive Bonus for such calendar year must be at least $10,000 and the Deferred Incentive Bonus for such calendar year must be at least $5,000.

3. Time when Deferral Agreement Takes Effect. An Eligible Employee’s Deferral Agreement shall take effect on January 1 of the calendar year following the year in which the Deferral Agreement is made; provided, that the Deferral Agreement of an individual who becomes an Eligible Employee mid-year (other than an Engility Employee who was eligible to participate in the Prior Plan immediately prior to the Effective Date) and makes a Deferral

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Agreement during the applicable Open Enrollment Period shall take effect as soon as administratively possible after such Deferral Agreement is executed or otherwise acknowledged by the Eligible Employee under the procedures prescribed by the Company. An individual shall first become eligible to participate in the Plan upon being notified by Company that he or she is an Eligible Employee.

ARTICLE IV

DEFERRAL ACCOUNT

1. Establishment of Deferral Account. A Deferral Account shall be established for each Participant, which shall be credited with his or her Deferred Base Salary, Deferred Incentive Bonus, Transferred Amount, if any, and earnings. As of the Effective Date, the Deferral Account of each Participant who is an Engility Employee or Engility Ex-Employee shall equal the Deferral Account of such Participant under the Prior Plan immediately prior to the Effective Date.

2. Crediting of Deferred Amounts. Deferred Base Salary and Deferred Incentive Bonus shall be credited to a Participant’s Deferral Account as of the fifteenth (15th) day (or if such day is not a business day, the nearest prior business day) of the month following the date on which such amounts would have been paid to the Participant if no Deferral Agreement were in effect. Any Transferred Amount shall be credited to a Participant’s Deferral Account as of the Effective Date.

3. Crediting of Earnings. Deferred Base Salary and Deferred Incentive Bonus shall be credited with earnings beginning on the first day (or if such day is not a business day, the next following business day) of the month following the month in which such amounts would have been paid to the Participant if no Deferral Agreement were in effect and ending on the business day immediately preceding the day on which such amounts are distributed or withdrawn. Earnings shall be compounded and credited to a Participant’s Deferral Account each day based on the U.S. Prime Rate in effect on the first business day of the calendar quarter preceding the date on which the earnings are credited.

4. Vesting of Deferral Account Balance. A Participant’s Deferral Account balance shall be fully vested at all times.

ARTICLE V

PAYMENT OF BENEFITS

1. General. The Company’s liability to pay benefits to a Participant or Beneficiary under this Plan shall be measured by, and in no event shall exceed, the Participant’s Deferral Account balance. All benefit payments shall be made in cash.

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2. Payment of Deferral Account Balance.

(a) At the time an Eligible Employee executes or otherwise acknowledges under procedures prescribed by the Company a Deferral Agreement for a calendar year, he or she shall irrevocably elect the date on which his or her Deferred Base Salary and Deferred Incentive Bonus for that calendar year (as adjusted for earnings) shall be paid.

(b) The Participant may elect that his or her Deferred Base Salary and Deferred Incentive Bonus for the calendar year be paid (i) on Separation from Service for any reason or (ii) on the first business day of any calendar year that is at least five full calendar years following the calendar year for which the Deferral Agreement is made.

(c) Notwithstanding subsection (b) above, if a Participant Separates from Service for any reason prior to the date the Participant elected to have his or her Deferred Base Salary and Deferred Incentive Bonus paid out, such amount shall be paid on the Participant’s Separation from Service.

(d) Notwithstanding any other provision in this Plan to the contrary, any payment to a Specified Employee due to Separation from Service for any reason other than death shall be delayed for six months following the date the payment is otherwise due. Earnings shall continue to be credited to the Specified Employee’s Deferral Account in accordance with Article IV, Section 3 above during the six-month delay period.

(e) If a Participant fails to make an election with respect to the time of payment of his or her Deferred Base Salary and Deferred Incentive Bonus for a calendar year, such amount shall be paid on the Participant’s Separation from Service, or, with respect to a Participant who is a Specified Employee, the date that is six months following the Participant’s Separation from Service.

(f) Any Deferred Base Salary and Deferred Incentive Bonus to be paid on Separation from Service pursuant to subsection (b), (c) or (e) above shall be paid on or before December 31 of the year in which the Participant’s Separation from Service occurs or the 15th day of the third month following the Participant’s Separation from Service date, whichever is later.

3. Form of Payment.

(a) At the time an Eligible Employee executes or otherwise acknowledges under procedures prescribed by the Company a Deferral Agreement for a calendar year, he or she shall irrevocably elect the form of payment of his or her Deferral Account balance from among the following options:

(1) A lump sum, or

(2) Annual payments for a period of up to 20 years, as designated by the Participant. The amount of each annual payment shall be determined by dividing the Participant’s Deferral Account balance on the date such payment is

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processed by the number of annual payments remaining in the designated installment period. If the total value of the Participant’s Deferral Account balance is less than $5,000 at the time an installment payment is due, the entire Deferral Account balance shall be paid to the Participant (or Beneficiary) in a lump sum.

(b) A Participant’s election as to the form of payment shall be irrevocable and may not be changed. In the event a Participant fails to timely elect a form of payment, the Participant shall be deemed to have elected a lump sup form of payment, which deemed election shall be irrevocable and may not be changed.

4. Death Benefits. Upon the death of a Participant, his or her unpaid Deferral Account balance, if any, will be paid to the Participant’s Beneficiary in accordance with the election made by the Participant, or, if the Participant fails to make a proper election form, in a lump sum. Such payment shall be made on or before the later of December 31 of the year in which the Participant’s death occurs or the 15th day of the third month following the Participant’s date of death.

5. Distribution on Account of Unforeseeable Emergency. A Participant, or a Beneficiary upon the Participant’s death, may request a distribution or all or a portion of his or her Deferral Account balance on account of an Unforeseeable Emergency, which request must be approved by the Company and shall be subject to such procedures as the Company shall proscribe. A distribution on account of an Unforeseeable Emergency shall meet the requirements of Treasury Regulation § 1.409A-3(i)(3).

6. Acceleration upon Change in Control.

(a) Notwithstanding any other provision of this Plan, the Deferral Account balance of each Participant shall be distributed in a single lump sum within 60 calendar days following a “Change in Control.”

(b) For purposes of this Plan, a Change in Control shall be deemed to occur upon a Section 409A Change of Control Event that also constitutes one or more of the following:

(1) The acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Engility Holdings, Inc. (“Holdings”) or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of Holding’s then outstanding voting securities, other than by any employee benefit plan maintained by the Company;

(2) The sale of all or substantially all of the assets of Holdings and its subsidiaries taken as a whole; or

(3) The election, including the filling of vacancies, during any period of 24 months or less, of 50 percent or more of the members of the Board of Directors of Holdings without the approval of Continuing Directors, as constituted at the beginning of

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such period. “Continuing Directors” shall mean any director of Holdings who either (i) is a member of the Board on the Effective Date, or (ii) is nominated for election to the Board by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

7. Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may accelerate the time or form of payment of a benefit owed to a Participant, provided such acceleration is permitted under Treasury Regulation § 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to a Participant, provided such delay is permitted under Treasury Regulation §1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

8. Change of Law. Notwithstanding anything to the contrary herein, if the Committee determines in good faith, based on consultation with counsel, that the federal income tax treatment or legal status of this Plan has or may be adversely affected by a change in the Internal Revenue Code, Title I of the Employee Retirement Income Security Act of 1974, or other applicable law, or by an administrative or judicial construction thereof, the Committee may direct that the Deferral Account balances of affected Participants or of all Participants be distributed as soon as practicable after such determination is made, to the extent deemed necessary or advisable by the Committee and permitted by applicable law.

ARTICLE VI

PARTICIPANTS’ RIGHTS

1. Unfunded Status of Plan. This Plan constitutes a contractual promise by the Company to make payments in the future, and a Participant’s rights shall be those of a general, unsecured creditor of the Company. A Participant shall not have any beneficial interest in this Plan. Notwithstanding the foregoing, to assist the Company in meeting its obligations under this Plan, the Company may set aside assets in a trust described in Revenue Procedure 92-64, 1992-2 C.B. 422 (generally known as a “rabbi trust”), and the Company may direct that its obligations under this Plan be satisfied by payments out of such trust or trusts. It is the Company’s intention that this Plan be unfunded for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

2. Nonalienability of Benefits. A Participant’s rights to benefit payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

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ARTICLE VII

AMENDMENT OR TERMINATION

1. Amendment. The Board or the Compensation Committee of the Board or, to the extent permitted by Board resolution, any delegate of the Board or Compensation Committee, may amend, modify, suspend or discontinue this Plan at any time; provided, however, that no such amendment, modification, suspension or discontinuance shall have the effect of reducing a Participant’s Deferral Account balance or postponing the time when a Participant is entitled to receive a distribution of his or her Deferral Account balance.

2. Termination. The Board or the Compensation Committee of the Board reserves the right to terminate this Plan (by Plan amendment) at any time and to pay all Participants their Deferral Account balances in a lump sum immediately following such termination or at such time thereafter as the Board or the Compensation Committee of the Board may determine, provided that any payments on termination of the Plan must comply with the requirements of Treasury Regulation §1.409A-3(j)(4)(ix).

ARTICLE VIII

ADMINISTRATION

1. The Committee. This Plan shall be administered by the Compensation Committee of the Board or such other committee (whether of the Board or of executives of the Company) as may be designated by the Board to administer this Plan. The Compensation Committee or such other committee designated by the Board to administer this Plan is referred to in this document as the “Committee.”

2. Delegation and Reliance. The Committee may delegate to any officer or employee of the Company the authority to execute and deliver those instruments and documents and to take, or refrain from taking, all actions deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purposes. The Committee may also appoint a plan administrator or any other agent and delegate to such administrator or agent such powers and duties in connection with the administration of the Plan as the Committee may deem appropriate. In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and rely upon the advice of experts, including professional advisors to the Company. No member of the Committee or officer or employee of the Company (or any of its divisions or subsidiaries) who is a Participant may participate in any decision specifically relating to his or her individual rights or benefits under this Plan.

3. Powers of the Committee. The Committee shall administer this Plan in accordance with its terms. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer this Plan in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan. The Committee shall have all powers necessary to administer the Plan, including without limitation, in addition to those powers set forth above, the following:

(a) to determine whether individuals qualify as the Participants in this Plan;

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(b) to determine the amount of benefits payable to Participants and their Beneficiaries;

(c) to maintain all records that may be necessary for the administration of this Plan; and

(d) to make and publish rules and procedures for the administration of this Plan.

4. Exculpation and Indemnity. To the extent permitted by applicable law, the Company shall indemnify and hold harmless the Committee and each member thereof and delegates of the Committee who are employees of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge of responsibilities under or incident to the Plan, other than expenses, liabilities and claims arising out of their willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under applicable law.

5. Facility of Payment. If a minor, person declared incompetent, or person incapable of handling the disposition of his or her property, is entitled to receive a benefit, make an application, or make an election hereunder, the Committee may direct that such benefits be paid to, or such application or election be made by, the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. Any payment made, application allowed, or election implemented in accordance with this Section shall completely discharge the Company and the Committee from all liability with respect thereto.

6. Proof of Claims. The Committee may require proof of the death, disability, competency, minority, or incapacity of any Participant or Beneficiary and of the right of a person to receive any benefit or make any application or election.

7. Claim Procedure.

(a) Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee, which shall respond in writing within 90 days. The Committee may, however, extend the reply period for an additional ninety 90 days for special circumstances. If the claim or request is denied, the written notice of denial shall state (1) the reason for denial, with specific reference to the plan provisions on which the denial is based, (2) a description of any additional material or information required and an explanation of why it is necessary, and (3) an explanation of the claims review procedure.

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(b) Within 60 days after the receipt by a claimant of the written decision described above or the expiration of the claims review period described above including any extension, the claimant may request review by giving written notice to the Committee. The claim or request shall be reviewed by the Committee, which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing. If the claimant does not request a review within such sixty-day period, he or she shall be barred from challenging the original determination.

(c) The decision on review shall normally be made within 60 days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant plan provisions. All decisions on review shall be final and binding on all parties concerned.

(d) In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Section 7 must be exhausted, within the specified deadlines, before legal recourse of any type is sought.

ARTICLE IX

GENERAL PROVISIONS

1. No Guarantee of Employment. This Plan shall in no way obligate the Company (or any of its affilites) to continue the employment of a Participant with the Company (or its affiliates) or limit the right of the Company (or its affiliates) at any time and for any reason to terminate the Participant’s employment. In no event shall this Plan constitute an employment contract between the Company (or its affiliates) and a Participant or in any way limit the right of the Company (and its affiliates) to change a Participant’s compensation or other benefits.

2. Other Plan Benefits. No amount credited to a Participant’s Deferral Account under this Plan shall be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Company, except as provided in such other plan.

3. Tax Withholding; Section 409A. To the extent required by law, the Company shall withhold from benefit payments hereunder any Federal, state, or local income or payroll taxes required to be withheld and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required. This Plan shall be interpreted in a manner that is intended to ensure that any such payments or benefits shall not be subject to any tax or interest under Section 409A of the Code; provided, that neither the Company, the Committee nor any employee or representative thereof shall have any liability to a Participant or a Beneficiary with respect thereto. Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

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4. Missing Payees. If all or portion of a Participant’s Plan benefit becomes payable and the Committee after a reasonable search cannot locate the Participant (or his or her Beneficiary if such Beneficiary is entitled to payment), the Committee may forfeit the Participant’s Plan benefit. If the Participant (or his or her Beneficiary) subsequently presents a valid claim for benefits to the Committee, the Committee shall restore and pay the appropriate Plan benefit.

5. Mistaken Payment. No Participant or Beneficiary shall have any right to any payment made in error or in contravention of the terms of this Plan, the Code, or ERISA. The Committee shall have full rights under the law to recover any such mistaken payment, and the right to recover attorney’s fees and other costs incurred with respect to such recovery. Recovery shall be made from future Plan payments, or by any other available means.

6. Receipt and Release for Payments. Any payment to a Participant, Beneficiary, or to any such person’s legal representative, parent, guardian, or any person or entity specified in Section 5 of Article VIII shall be in full satisfaction of all claims that can be made under the Plan against the Company (and its affiliates). The Company may require such Participant, Beneficiary, legal representative, or any other person or entity specified in Section 5 of Article VIII, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Company.

7. Successors. The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.

8. Governing Law. The validity of this Plan and any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of New York (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions), except as to matters of Federal law. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

IN WITNESS WHEREOF, this Engility Corporation Deferred Compensation Plan II is hereby adopted effective as of July     , 2012.

ENGILITY CORPORATION

Date:	By:

	Title:	Vice President, Human Resources

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